Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synlogic, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-207299, 333-210466, 333-220841, 333-223798, 333-230224, 333-237104 and 333-237105) on Form S-8 and (Nos. 333-220948, 333-226730, and 333-233139) on Form S-3 of Synlogic, Inc. and subsidiaries of our report dated March 25, 2021, with respect to the consolidated balance sheets of Synlogic, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of Synlogic, Inc. and subsidiaries.

/s/ KPMG LLP

Boston, Massachusetts

March 25, 2021